                                                                    EXHIBIT 99.1

                                                                   PRESS RELEASE

CISCO SYSTEMS COMPLETES ACQUISITION OF AURORANETICS

SAN JOSE, Calif., Aug. 23, 2001-- Cisco Systems, Inc., today announced it has completed the acquisition of privately held AuroraNetics, Inc. of San Jose, California. AuroraNetics is a developer of 10 Gigabits per second (Gbps) silicon technology for metropolitan fiber networks.

On July 11, 2001, Cisco announced a definitive agreement to acquire AuroraNetics. AuroraNetics' silicon technology is used in data-optimized fiber rings known as Resilient Packet Rings (RPR). The acquisition of AuroraNetics complements Cisco's existing RPR-based products (known as Dynamic Packet Transport) by enabling the technology to scale from the current 2.5Gbps up to 10Gbps. This acquisition is being accounted for as a purchase.

ABOUT CISCO SYSTEMS

Cisco Systems (NASDAQ: CSCO) is the worldwide leader in networking for the Internet. Cisco news and information are available at http://www.cisco.com.


                                      # # #

Cisco, Cisco Systems, PIX, IOS and the Cisco Systems logo are registered trademarks of Cisco Systems, Inc. or its affiliates in the U.S. and certain other countries. All other trademarks mentioned in this document are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Cisco and any other company. (0005R)

CONTACT INFORMATION

PRESS CONTACT(S):
Robyn Jenkins
Cisco Systems, Inc.
408 853-9848
rojenkin@cisco.com

INVESTOR RELATIONS CONTACT(S):
Blaire Christie
Cisco Systems, Inc.
408 525-4856
blchrist@cisco.com

INDUSTRY ANALYST RELATIONS:
Dora Ferrell
Cisco Systems, Inc.
408 527-4202
dferrell@cisco.com